EXHIBIT 99.1

Sevcon, Inc. Announces Plans for Rights Offering to Its Stockholders

SOUTHBOROUGH, Mass., June 27, 2014 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) a world leader in the design and manufacture of microprocessor-based controls for zero emission electric and hybrid vehicles, today announced that it has filed a registration statement with the Securities and Exchange Commission for a rights offering intended to raise $10 million before expenses. Sevcon will distribute to its common stockholders transferable subscription rights to purchase their pro rata portions of a new issue of Series A Convertible Preferred Stock. The subscription price has not yet been determined but is expected to be based on the market price of Sevcon's common stock near the time of the launch of the rights offering. The subscription price, the record date for the distribution of the rights and the subscription period will be included in the final prospectus that will be filed with the SEC. The terms of the preferred stock, which will also be set and announced at that time, are expected to include a cumulative dividend.

Sevcon has received standby commitments from Meson Capital LP, whose managing partner is Ryan J. Morris, a director of Sevcon, and Walter M. Schenker, another director, to purchase shares of Series A Convertible Preferred Stock not subscribed for by other stockholders up to an aggregate amount of $1.15 million, less any amount they invest to purchase shares upon exercise of subscription rights. A number of other directors and officers have indicated their intention to participate as well.

The purpose of this rights offering is to raise equity capital in a cost-effective manner that gives all of Sevcon's existing stockholders the opportunity to participate. The net proceeds will be used for general corporate purposes and growth, including funding Sevcon's ongoing research and development and product commercialization initiatives and acquisitions of other businesses.

Matt Boyle, Sevcon's Chief Executive Officer, said, "There are substantial opportunities today to expand our business both organically and through acquisitions, particularly in new markets for us, like China, and in the electrification of systems. To successfully achieve the organic growth, we need to increase resources such as headcount in engineering and sales. In addition, management is regularly reviewing plans and seeking to grow the business profitably, which could include by acquisition. We believe that, when we identify a possible acquisition, it would be desirable to have the resources at hand to complete any transaction quickly."

The registration statement relating to the rights offering has been filed with the SEC but has not yet become effective. The securities may not be sold, nor may offers to buy be accepted, before the registration statement is declared effective. At that time, a copy of the prospectus forming a part of the registration statement may be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the Information Agent for the rights offering at (855) 793-5068. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful before the registration or qualification under the securities laws of any such jurisdiction.

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor-based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicle's power source. Sevcon supplies customers throughout the world from its operations in the USA, the UK, France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about the rights offering and our plans are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. Among other things, the rights offering may not be successful so Sevcon may not raise the additional capital it desires for funding its business initiatives. Even if the offering is successful, global demand for electric vehicles incorporating our products may not grow as much as we expect, we may not be able to attract and retain the level of high quality engineering staff that we need to develop the new and improved products we need to be successful, and companies we acquire may be more costly to acquire and integrate, or may not generate as much revenue and earnings, as we anticipate. Please see the Company's most recent Forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         dcalusdian@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com